Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SNOWFLAKE INC.
Robert Specker hereby certifies that:
ONE: The original name of this company is Snowflake Computing, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was July 23, 2012.
TWO: He is the duly elected and acting Secretary of Snowflake Inc., a Delaware corporation.
THREE: The Certificate of Incorporation of this company is hereby amended and restated to read as follows:
I.
The name of this company is Snowflake Inc. (the “Company”).
II.
The registered office of the Company in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808 and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
A.The Company is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 536,409,099 shares, 2,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”), 354,136,000 shares of which shall be Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 182,271,099 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B.The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of all outstanding shares of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.Four million four hundred ten thousand seven hundred thirty-six (4,410,736) of the authorized shares of Preferred Stock are hereby designated “Series Seed Preferred Stock” (the “Series Seed Preferred”). Fourteen million two hundred forty thousand five hundred (14,240,500) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). Twenty million six hundred eight thousand ninety-eight (20,608,098) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). Thirty-four million three hundred ninety-three thousand one hundred seventy (34,393,170) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”). Twenty-nine million nine hundred eighty-one thousand nine hundred ninety-eight (29,981,998) are hereby designated “Series D Preferred Stock” (the “Series D Preferred”). Thirty-five million four hundred forty-six thousand nine hundred eighty-four (35,446,984) of the authorized shares of Preferred Stock are hereby designated “Series E Preferred Stock” (the “Series E Preferred”). Thirty million eight hundred thirty-nine thousand seven hundred eighty-six (30,839,786) of the authorized shares of Preferred Stock are hereby designated “Series F Preferred Stock” (the “Series F Preferred”). Eight million four hundred eighty thousand eight hundred fifty-seven (8,480,857) of the authorized shares of Preferred Stock are hereby designated “Series G-1 Preferred Stock” (the “Series G-1 Preferred”). Three million eight hundred sixty-eight thousand nine hundred seventy (3,868,970) of the authorized shares of Preferred Stock are hereby designated “Series G-2 Preferred Stock” (the “Series G-2 Preferred” and, together with the Series G-1 Preferred, the Series F Preferred, the Series E Preferred, the Series D Preferred, the Series C Preferred, the Series B Preferred, the Series A Preferred and the Series Seed Preferred, the “Series Preferred”).
D.The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:
1.DIVIDEND RIGHTS.
(a)Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) of each such series of Series Preferred per annum on each outstanding share of Series Preferred. Such dividends shall be payable on a pari passu basis and only when, as and if declared by the Board and shall be non-cumulative.
(b)The “Original Issue Price” of the Series Seed Preferred shall be $0.17190 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series A Preferred shall be $0.34760 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series B Preferred shall be $0.96805 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series C Preferred shall be $2.29215 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series D Preferred shall be $3.50210 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series E Preferred shall be $7.46170 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series F Preferred shall be $14.96125 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series G-1 Preferred shall be $38.77 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Original Issue Price” of the Series G-2 Preferred shall be $38.77 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c)So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:
(i)acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;
(ii)acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or
(iii)distributions to holders of Common Stock in accordance with Section 3 of Article IV(D).
(d)In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.
(e)The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) of Article IV(D) are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board.
(f)A distribution to the Company’s stockholders solely for purposes of Sections 1(c)(i) or (ii), or otherwise approved by the Company’s stockholders under Section 2(b)(iv), may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law).
2.VOTING RIGHTS.
(a)General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of votes of the shares of Common Stock into which such respective shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.
(b)Separate Vote of Series Preferred. For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series Preferred (voting together as a single class on an as-if-converted basis) shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):
(i)Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred;
(ii)Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

(iii)Any authorization or any designation, whether by reclassification, merger or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;
(iv)Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends payable solely in Common Stock as described in Section 1(e) of Article IV(D) (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) of Article IV(D)); or
(v)Any agreement by the Company or its stockholders regarding a Liquidation Event (as defined in Section 3 of Article IV(D)).
(c) Separate Vote of Series D Preferred. For so long as any shares of Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series D Preferred (voting as a separate class) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):
(i) Any increase in the authorized number of shares of Series D Preferred; or
(ii) Any action that alters or changes the powers, rights, preferences or privileges of Series D Preferred so as to affect the holders of Series D Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Series Preferred, including for the sake of clarity, any amendment, alteration, repeal, or waiver of this Section 2(c).
(d) Separate Vote of Series E Preferred. For so long as any shares of Series E Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series E Preferred (voting as a separate class) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):
(i) Any increase in the authorized number of shares of Series E Preferred; or
(ii) Any action that alters or changes the powers, rights, preferences or privileges of Series E Preferred so as to affect the holders of Series E Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Series Preferred, including for the sake of clarity, any amendment, alteration, repeal, or waiver of this Section 2(d).
(e) Separate Vote of Series F Preferred. For so long as any shares of Series F Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series F Preferred (voting as a separate class) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):
(i) Any increase in the authorized number of shares of Series F Preferred; or
(ii) Any action that alters or changes the powers, rights, preferences or privileges of Series F Preferred so as to affect the holders of Series F Preferred Stock adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Series Preferred, including for the sake of clarity, any amendment, alteration, repeal, or waiver of this Section 2(e).

(f) Separate Vote of Series G-1 and G-2 Preferred. For so long as any shares of Series G-1 Preferred or Series G-2 Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series G-1 Preferred and Series G-2 Preferred (voting together as a single class on as-converted basis) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):
(i) Any increase in the authorized number of shares of Series G-1 Preferred or Series G-2 Preferred; or
(ii) Any action that alters or changes the powers, rights, preferences or privileges of Series G-1 Preferred or Series G-2 Preferred so as to affect the holders of Series G-1 Preferred or Series G-2 Preferred adversely as set forth in Section 242 of the DGCL, but not so affect the other series of Series Preferred, including for the sake of clarity, any amendment, alteration, repeal, or waiver of this Section 2(f).
(g) Separate Vote of Series G-2 Preferred. For so long as any shares of Series G-2 Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series G-2 Preferred (voting as a separate class) shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):
(i) Any action that gives the holders of Series G-2 Preferred rights to vote for the members of the Board; or
(ii) Any amendment, alteration, repeal, or waiver of this Section 2(g).
(h) Election of Board of Directors.
(i) For so long as at least 4,000,000 shares of Series B Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred after the filing date hereof) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
(i) For so long as at least 4,000,000 shares of Series A Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred after the filing date hereof) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
(iii) The holders of Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and, commencing on the Series G-1 Additional Closing Date (as defined below), Series G-1 Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. For the avoidance of doubt and notwithstanding anything to the contrary, (i) the holders of Series G-2 Preferred shall have no rights to vote for the members of the Board and (ii) until the Series G-1 Additional Closing Date, the holders of Series G-1 Preferred shall have no rights to vote for the members of the Board. The “Series G-1 Additional Closing Date” means the first Additional Closing (as defined in that certain Series G-1 and G-2 Preferred Stock Purchase Agreement dated on or about the filing date hereof) where Series G-1 Preferred is purchased by investors who are stockholders of the Company as of the filing date hereof.
(iv) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.
3.LIQUIDATION RIGHTS.
(a)Upon any liquidation, dissolution, or winding up of the Company (including, without limitation, an Acquisition (as defined below) or Asset Transfer (as defined below)), whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series Preferred shall be entitled, on a pari passu basis among each other, to be paid out of the assets of the Company legally available for distribution for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the greater of (i) the applicable Original Issue Price plus all declared and unpaid dividends on the Series Preferred or (ii) the amount of cash, securities or other property to which such holders would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably, on a pari passu basis, in proportion to the full amounts to which they would otherwise be respectively entitled.
(b)After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.
(c)In any Liquidation Event, if the consideration to be received is securities of a private corporation or other property other than cash or cash equivalents, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.
(d)The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived only by the vote or written consent of the holders of a majority of the outstanding Series Preferred (voting together as a single class on an as-converted basis); provided, however, that the waiver of the treatment of any particular transaction or series of related transactions as a Liquidation Event that results in the receipt of, pursuant to Section (D)(3)(a) of this Article IV, an amount per share of Series G-1 Preferred or Series G-2 Preferred, as applicable, less than the greater of (i) the applicable Original Issue Price plus all declared and unpaid dividends on the Series

G-1 Preferred or Series G-2 Preferred (or if less, the amount determined pursuant to the last sentence of Section (D)(3)(a) of this Article IV) or (ii) the amount of cash, securities or other property to which such holders would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event, shall require the vote or written consent of the holders of a majority of the outstanding Series G-1 Preferred and Series G-2 Preferred (voting together as a single class on an as-converted basis).
4.DEFINITIONS OF ASSET TRANSFER AND ACQUISITION.
(a)“Acquisition” means (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.
(b)“Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
5.CONVERSION RIGHTS.
The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Class B Common Stock (the “Conversion Rights”):
(a)Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Class B Common Stock. The number of shares of Class B Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b) below) by the number of shares of Series Preferred being converted.
(b)Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of a series of Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of such series of Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c) below.
(c)Series Preferred Conversion Price. The conversion price for a series of Series Preferred shall initially be the applicable Original Issue Price of such series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.
(d)Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Class B Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class B Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Class B Common Stock (at the Class B Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Class B Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Class B Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date.
(e)Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series G-1 Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Class B Common Stock, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the filing date hereof the Company combines the outstanding shares of Class B Common Stock into a smaller number of shares, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.
(f)Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date, the Company pays to holders of Class B Common Stock a dividend or other distribution in additional shares of Class B Common Stock, the applicable Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:
(i)The Series Preferred Conversion Price of such series of Series Preferred shall be adjusted by multiplying the applicable Series Preferred Conversion Price of such series of Series Preferred then in effect by a fraction equal to:
(A)the numerator of which is the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance, and
(B)the denominator of which is the total number of shares of Class B Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Class B Common Stock issuable in payment of such dividend or distribution;
(ii)If the Company fixes a record date to determine which holders of Class B Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Class B Common Stock shall be calculated immediately prior to the close of business on such record date; and
(iii)If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.
(g)Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date, the Class B Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 of Article IV(D) or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Class B Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.
(h)Sale of Shares Below Series Preferred Conversion Price.
(i)If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing applicable Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:
(A)the numerator of which shall be (1) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price, and
(B)the denominator of which shall be (1) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus (2) the total number of Additional Shares of Common Stock so issued.
For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Class B Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.
(ii)No adjustment shall be made to the applicable Series Preferred Conversion Price in an amount less than one percent (1%) of the Series Preferred Conversion Price then in effect. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price. Any adjustment required by this Section 5(h) shall be rounded to the first decimal for which such rounding represents less than one percent (1%) of the applicable Series Preferred Conversion Price in effect after such adjustment.

(iii)For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.
(iv)For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:
(A)in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and
(B)in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.
(C)If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.
(D)No further adjustment of the applicable Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.
(v)For the purpose of making any adjustment to the Conversion Price of the Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:
(A)shares of Class B Common Stock issued upon conversion of the Series Preferred;
(B)shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;
(C)shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;
(D)shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;
(E)shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;
(F)shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company;
(G)any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board; and
(H)shares of Common Stock issued in connection with an underwritten public offering.
References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.
(vi)In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the applicable Series Preferred Conversion Price shall be reduced to the applicable Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
(vii)No adjustment in the Series Preferred Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of a majority of the then outstanding shares of Series Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; provided, that any such waiver of adjustment in the Series Preferred Conversion Price applicable to the Series C Preferred (including any amendment to Section 5(h)(v)) must include the holders of at least 60% of the then outstanding shares of Series C Preferred agreeing that no such adjustment shall be made to the Series Preferred Conversion Price applicable to the Series C Preferred; provided, further, that any such waiver of adjustment in the Series Preferred Conversion Price applicable to the Series D Preferred (including any amendment to Section 5(h)(v)) must include the holders of a majority of the then outstanding shares of Series D Preferred agreeing that no such adjustment shall be made to the Series Preferred Conversion Price applicable to the Series D Preferred; provided further, that any such waiver of adjustment in the Series Preferred Conversion Price applicable to the Series E Preferred (including any amendment to Section 5(h)(v)) must include the holders of a majority of the then outstanding shares of Series E Preferred agreeing that no such adjustment shall be made to the Series Preferred Conversion Price applicable to the Series E Preferred; provided further, that any such waiver of adjustment in the Series Preferred Conversion Price applicable to the Series F Preferred (including any amendment to Section 5(h)(v)) must include the holders of a majority of the then outstanding shares of Series F Preferred agreeing that no such adjustment shall be made to the Series Preferred Conversion Price applicable to the Series F Preferred; and provided further, that any such waiver of adjustment in the Series Preferred Conversion Price applicable to the Series G-1 Preferred or Series G-2 Preferred (including any amendment to Section 5(h)(v)) must include the holders of a majority of the then outstanding shares of Series G-1 Preferred and Series G-2 Preferred (voting together as a single class on an as-converted basis) agreeing that no such adjustment shall be made to the Series Preferred Conversion Price applicable to the Series G-1 Preferred or the Series G-2 Preferred.
(i)Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.
(j)Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidation Event or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any merger or consolidation of the Company with or into any other corporation, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidation Event, reorganization, reclassification, recapitalization, merger or consolidation is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidation Event, reorganization, reclassification, recapitalization, merger or consolidation.
(k)Automatic Conversion.
(i)Each share of Series Preferred shall automatically be converted into shares of Class B Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series Preferred (voting together as a single class on an as-if-converted basis); provided, that the vote or written consent of the holders of a majority of the outstanding Series G-1 Preferred and Series G-2 Preferred (voting together as a single class on as-converted basis) shall be required for the automatic conversion of the Series G-1 Preferred and Series G-2 Preferred into shares of Class B Common Stock, except if such conversion of the Series G-1 Preferred and Series G-2 Preferred pursuant to this clause (A) is in connection with the consummation of a bona fide equity financing for capital raising purposes wherein the price per share of the equity securities offered in such financing is less than the Original Issue Price of the Series G-1 Preferred and all existing Series Preferred are converted into a single series of capital stock of the Company, (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Class A Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $300,000,000 and the Company’s shares have been listed for trading on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market or (C) the settlement of the initial trade of shares of Class A Common Stock on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market by means of an effective registration statement on Form S-1 under the Securities Act that registers all shares of existing capital stock of the Company for resale that are not otherwise eligible for resale pursuant to Rule 144 or other resale exemption (a “Direct Listing”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d) of Article IV(D).
(ii)Upon the occurrence of either of the events specified in Section 5(k)(i) of Article IV(D), the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class B Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d) of Article IV(D).
(l)Fractional Shares. No fractional shares of Class B Common Stock shall be issued upon conversion of Series Preferred. All shares of Class B Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Class B Common Stock (as determined by the Board) on the date of conversion.
(m)Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.
(n)Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.
(o)Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.
6.NO REISSUANCE OF SERIES PREFERRED.
Any share or shares of Series Preferred redeemed, repurchased, converted or exchanged shall be cancelled and retired and shall not be reissued or transferred.
i.Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:
1.DEFINITIONS.
For purposes of this Article IV(E), the following definitions shall apply:

(a) “Direct Listing” shall have the meaning set forth in Section 5(k)(i) of Article IV(D).
(b)  “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder.
(c) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earlier to occur following the IPO or the Direct Listing of (i) the first trading day falling on or after the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock, (ii) the seventh (7th) anniversary of the IPO or the Direct Listing or (iii) the date specified by affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a single class.
(d) “Founder” means the following individuals: Benoit Dageville, Thierry Cruanes and any Permitted Transferee of such Founder.
(e) “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Class A Common Stock where the Class A Common Stock and Class B Common Stock are each a “covered security” as described in Section 18(b) of the Securities Act.
(f) “Permitted Entity” shall mean, with respect to a Qualified Stockholder that is not a natural person, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.
(g) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(i) by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;
(ii) by a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;
(iii) by a Qualified Stockholder that is not a natural person to any Permitted Entity of such Qualified Stockholder;
(iv) by a Permitted Entity of a Qualified Stockholder that is not a natural person to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder;
(v) by a Qualified Stockholder that is a natural person, to a foundation in which such Qualified Stockholder or Family Members of the Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, own shares with sufficient Voting Control in the corporation, or otherwise have legally enforceable rights, such that the Qualified Stockholder or Family Members of the Qualified Stockholder retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation; provided that in the event the Qualified Stockholder or Family Members of the Qualified Stockholder no longer own sufficient shares or no longer have sufficient legally enforceable rights to ensure the Qualified Stockholder or Family Members of the Qualified Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such foundation, each such share of Class B Common Stock then held by such foundation shall automatically convert as provided in Article IV(E)(6); or
(vi) by a Qualified Stockholder that is a partnership or limited liability company that beneficially held more than one percent (1%) of the total outstanding shares of Class B Common Stock as of immediately following the closing of the IPO or the Direct Listing, to any person or entity that, upon the closing of the IPO or the Direct Listing, was a Control Person of such partnership or limited liability company, in accordance with the terms of such partnership or limited liability company and without the payment of additional consideration, and any further Transfer(s) by such Control Person that is a partnership or limited liability company to any person or entity that was upon the closing of the IPO or the Direct Listing a general partner, managing member or manager of such partnership or limited liability company in accordance with the terms of such partnership or limited liability company and without the payment of additional consideration. All shares of Class B Common Stock held by affiliated entities shall be aggregated together for the purposes of determining the satisfaction of such one percent (1%) threshold. For the purposes of the foregoing, a “Control Person” shall mean any general partner of a limited partnership and any managing member, managing director or manager of a limited liability company.
(h) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
(i) “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder or Family Members of the Qualified Stockholder, if such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Qualified Stockholder or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.
(j) “Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately prior to the IPO or the Direct Listing; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the IPO or the Direct Listing (including, without limitation, upon conversion of the Series Preferred or upon exercise of options or warrants); and (iii) a Permitted Transferee.
(k) “Securities Act” shall mean the Securities Act of 1933, as amended.
(l) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:
(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or
(iv) entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation Event.
A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the IPO or the Direct Listing, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Effective Time, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(m) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
2.RIGHTS RELATING TO DIVIDENDS, SUBDIVISIONS AND COMBINATIONS.
(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Common Stock treated adversely, voting separately as a class.
(b) The Company shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.
(c) If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.
3.VOTING RIGHTS.
(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.
(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.
(c) Class B Common Stock Protective Provisions. Following the IPO or the Direct Listing, so long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:
(i) amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock; or
(ii) reclassify any outstanding shares of Class A Common Stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof.
(d) General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes.
4.LIQUIDATION RIGHTS.
In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.
5.OPTIONAL CONVERSION.
(a) Optional Conversion of the Class B Common Stock.
(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time following the closing of the IPO or the Direct Listing, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this Section 5(a)(ii) is made in connection with an underwritten offering of the Company’s securities pursuant to the Securities Act, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Company’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately after to the closing of such sale of the Company’s securities in the offering.
6.AUTOMATIC CONVERSION.
(a) Automatic Conversion of the Class B Common Stock. At any time following the closing of the IPO or the Direct Listing, each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.
(b) Conversion Upon Death. At any time following the closing of the IPO or the Direct Listing, each share of Class B Common Stock held of record by a natural person, other than a Founder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such stockholder. At any time following the closing of the IPO or the Direct Listing, each share of Class B Common Stock held of record by a Founder or a Permitted Transferee of such Founder shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock nine (9) months after the date of the death of such Founder.
7.FINAL CONVERSION. On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock.

8.RESERVATION OF STOCK ISSUABLE UPON CONVERSION.
The Company shall at all times following the closing of the IPO or the Direct Listing reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time following the closing of the IPO or the Direct Listing the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.
V.
A.The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.
B.To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
C.In the event that a member of the Board of Directors of the Company who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board of Directors of the Company) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates; provided, however, that such director acts in good faith.
VI.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

B.The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.
C.The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
D.Unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising under any provision of the Delaware General Corporation Law, the certificate of incorporation, or the bylaws of the Company, or (iv) any action asserting a claim governed by the internal-affairs doctrine. Any person or entity that acquires any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the provisions of this section. This Article VI(D) shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
E.Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.
* * * *
FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.
FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
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IN WITNESS WHEREOF, Snowflake Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this 7th day of February, 2020.

SNOWFLAKE INC.

/s/ Robert Specker
Robert Specker
Secretary